EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 20, 2016 relating to the balance sheets of International Land Alliance, Inc. as of December 31, 2014 and 2015 and the related statements of operations, stockholders' equity, and cash flows for the two years ended December 31, 2015.

/s/ Kendrick Brice Toussaint

Dallas, Texas
November 8, 2016